Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

Marker Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share		(1)(2)	(3)	(3)		—

	Equity	Preferred Stock, par value $0.001 per share		(1)(2)	(3)	(3)		—

	Debt	Debt Securities		(1)(2)	(3)	(3)		—

	Other	Warrants		(1)(2)	(3)	(3)		—

	Total Offering Amounts					$300,000,000	$153.10 per $1,000,000	$45,930

	Total Fee Previously Paid							—

	Total Fee Offsets							$32,596.76

	Net Fee Due							$13,333.24

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)

Fee Offset Claims	Marker Therapeutics Inc.	S-3	333-258687	August 10, 2021		$32,596.76(4)	Equity	Common Stock, par value $0.001 per share	N/A	$298,778.703
Fee Offset Sources	Marker Therapeutics Inc.	S-3	333-258687	August 10, 2021							$32,730

(1)	The securities registered consists of up to $300,000,000 of an indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, and (d) warrants to purchase common stock, preferred stock or debt securities of the registrant, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)	The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(4)	On August 10, 2021, the registrant filed a Registration Statement on Form S-3 (File No. 333-258687) (the “Prior Registration Statement”), which was declared effective on August 19, 2021. The Prior Registration Statement expired on August 19, 2024, and therefore all offerings thereunder have been completed or terminated. As a result, the registrant has $298,778,703 of unsold securities and $32,596.76 in unused filing fees associated with the Prior Registration Statement. In accordance with Rule 457(p) under the Securities Act, the Registrant is using a portion of the unused filing fees associated with the Prior Registration Statement to offset the filing fee payable in connection with this filing.